NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 03, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 23, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Neuberger Berman California Municipal Fund Inc. and Neuberger Berman Municipal Fund Inc. became effective on October 23, 2023. Each share of Common Stock of Neuberger Berman California Municipal Fund Inc. was converted into 1.070651 shares of Neuberger Berman Municipal Fund Inc. Common Stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on October 23, 2023.